EXHIBIT 99.1

TOR Minerals Announces First Quarter Financial Results

TOR Minerals International (Nasdaq: TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers today announced its financial results for the first quarter ended March 31, 2008.  The company reported a net loss available to common shareholders of ($604,000), or ($0.08) per diluted share, on net sales of $6,746,000 for the quarter ended March 31, 2008. This compares with net income available to common shareholders of $24,000, or $0.00 per share, on net sales of $7,153,000 for the quarter ended March 31, 2007.

Net sales decreased 5.7 percent during the quarter due to decreases in both HITOX® and specialty alumina sales. Specialty alumina sales were 17.5 percent less than first quarter 2007, which reflected a change in the order pattern of a significant U.S. customer and difficult comparisons with the prior year.  Sales of specialty alumina products in Europe, which accounted for 98 percent of the sales in this category, increased 56 percent in the first quarter of 2008 and kept pace with the growth experienced in the last several quarters of 2007.  First quarter 2008 sales of HITOX declined by 3.7 percent versus the same period a year ago, as weakness in the North American market was only partially offset by increased sales in Asia and Central and South America.

As previously announced, the company made operational changes during the first quarter designed to reduce the stocking requirements of synthetic rutile by approximately 50% and improve inventory turns and cash flows.  As previously indicated, the near-term impact of these changes was lower fixed cost absorption, which increased cost of sales by 8.6 percent, resulting in a loss during the first quarter.  "While idling synthetic rutile production temporarily sacrificed profitability in the first quarter, we were able to decrease our inventory levels by $1.6 million and generate operating cash flow of approximately $450,000." said Steve Parker, Chief Financial Officer of TOR Minerals.

The company announced receipt of the first trial production orders for its newly introduced TIOPREM colored pigment products in the quarter.  "We are optimistic these orders confirm the value proposition of our new premium products," said Dr. Olaf Karasch, Chief Executive Officer of TOR Minerals.  "We believe the market for TIOPREM is larger than our traditional pigment product markets and the revenue contribution from TIOPREM has the potential to accelerate sales growth in the last half of the year."

Dr. Karasch continued, "Our near term profitability has been impacted by actions that will have a long-term benefit for the company.  During the first quarter, these actions improved our cash flow and are expected to drive improved efficiencies going forward.  In addition, we expect results to improve based on the continued strong performance of specialty alumina sales in Europe and the positive customer response and initial orders for our new colored pigment products."

TOR Minerals will host a conference call at 4:00 p.m. Central Time on May 1, 2008 to discuss first quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the company's website at www.torminerals.com.  Interested parties may also access the conference call via telephone by dialing 877-407-9210.

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Beacon Street Group, LLC
(817) 310-0051

TOR Minerals International, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)
	Three Months Ended March 31,
	2008	2007
NET SALES	$6,746	$7,153
Cost of sales	6,086	5,751
GROSS MARGIN	660	1,402
Technical services and research and development	66	62
General, administrative and selling expenses	1,075	1,143
Gain on disposal of assets	(2)	-
OPERATING INCOME (LOSS)	(479)	197
OTHER INCOME (EXPENSE):
Interest income	1	1
Interest expense	(144)	(159)
Gain on foreign currency exchange rate	1	5
Other, net	1	-
INCOME (LOSS) BEFORE INCOME TAX	(620)	44
Income tax expense (benefit)	(31)	5
NET INCOME (LOSS)	$(589)	$39
Less: Preferred Stock Dividends	15	15
Income (Loss) Available to Common Shareholders	$(604)	$24

Income per common share:
Basic	$(0.08)	$0.00
Diluted	$(0.08)	$0.00
Weighted average common shares outstanding:
Basic	7,871	7,839
Diluted	7,871	7,915

TOR Minerals International, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands, except per share amounts)
	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$354	$376
Trade accounts receivable, net	4,581	3,791
Inventories, net	9,782	11,392
Other current assets	845	578
TOTAL CURRENT ASSETS	15,562	16,137
PROPERTY, PLANT AND EQUIPMENT, net	21,824	20,421
GOODWILL	2,303	2,131
OTHER ASSETS	46	47
TOTAL ASSETS	$39,735	$38,736

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,683	$1,992
Accrued expenses	1,228	1,266
Notes payable under lines of credit	1,485	1,276
Export credit refinancing facility	447	-
Current deferred tax liability	16	16
Current maturities - Capital leases	93	80
Current maturities of long-term debt - Financial Institutions	3,804	4,207
TOTAL CURRENT LIABILITIES	8,756	8,837
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital leases	229	213
Long-term debt - Financial Institutions	3,200	2,678
Deferred Tax Liability	597	603
TOTAL LIABILITIES	12,782	12,331
COMMITMENTS AND CONTINGENCIES	-	-
SHAREHOLDERS' EQUITY:
Series A 6% convertible preferred stock $.01 par value: authorized, 5,000 shares; 200 shares issued and outstanding at 3/31/08 and 12/31/07	2	2
Common stock $.25 par value: authorized, 10,000 shares; 7,878 and 7,869 shares issued and outstanding at 3/31/08 and at 12/31/07, respectively	1,969	1,967
Additional paid-in capital	22,917	22,874
Accumulated deficit	(3,193)	(2,589)
Accumulated other comprehensive income:
Unrealized gain on derivatives	-	(1)
Cumulative translation adjustment	5,258	4,152
TOTAL SHAREHOLDERS' EQUITY	26,953	26,405
	$39,735	$38,736

TOR Minerals International, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)
	Three Months Ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(589)	$39
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	481	385
Non-cash compensation - Stock Options	34	30
Gain on sale/disposal of property, plant and equipment	(2)	-
Deferred income taxes	(6)	8
Provision for bad debt	1	-
Changes in working capital:
Receivables	(655)	(719)
Inventories	1,901	(96)
Other current assets	(247)	(458)
Accounts payable and accrued expenses	(469)	(107)
Net cash used in operating activities	449	(918)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(978)	(68)
Proceeds from sales of property, plant and equipment	3	-
Net cash used in investing activities	(975)	(68)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds / (payments) from lines of credit	(345)	1,033
Net proceeds from export credit refinancing facility	447	-
Net proceeds / (payments) on capital lease	5	(16)
Proceeds from long-term bank debt	1,973	74
Payments on long-term bank debt	(1,582)	(168)
Payments on related party long-term debt	-	(400)
Proceeds from the issuance of common stock through exercise of common stock options	12	-
Preferred stock dividends paid	(15)	(15)
Net cash provided by financing activities	495	508
Effect of exchange rate fluctuations on cash and cash equivalents	9	(81)
Net decrease in cash and cash equivalents	(22)	(559)
Cash and cash equivalents at beginning of period	376	896
Cash and cash equivalents at end of period	$354	$337

Supplemental cash flow disclosures:
Interest paid	$144	$159
Taxes paid	$-	$9